EXHIBIT 10.1

December 2, 1996

Debentureholders of Fortune Petroleum Corporation
10-1/2% Convertible Subordinated Debentures

Dear Debentureholder:

     Enclosed in this package, you will find a prospectus and related information regarding an offer by Fortune to exchange your 10-1/2% Convertible Subordinated Debentures for Fortune Common Stock and Common Stock Warrants.

     At Fortune, we are very optimistic about our future, our oil and gas exploration prospects for 1997, and we believe that this is a very opportune time for you to exchange your Debentures into Fortune Common Stock.

     We have structured an offer to include a significantly larger number of Common Stock to be issued to Debentureholders than is provided for in the Indenture, as well as a large number of Common Stock Warrants which are not called for at all in the Indenture. We hope you will study the attached information very closely and accept our offer to exchange your Debentures into Fortune Common Stock and Common Stock Warrants. To take advantage of this offer, however, you must give this your immediate attention. The offer expires January , 1997 and requires that 80% of all outstanding Debentures be exchanged. We strongly urge you to make your decision and tender your Debentures well before the Christmas holidays so the paperwork does not become caught up in the holiday flood of mail and activity.

      If you have any questions please call the either of the Co-Conversion Agents at the telephone numbers shown in the attached. I want to thank you in advance for seriously considering our offer. We look forward to your prompt response to our offer. We also wish you and your families a happy and safe holiday season.

Very truly yours,

Tyrone J. Fairbanks
President and Chief Executive Officer